Exhibit 11(b)

          STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
            Calculation of Fully Diluted Earnings Per Common Share

                        (in thousands, except share data)

                                       Three Months Ended March 31,
                                          1992            1991

Income after income
  taxes and before cumulative
  effect of accounting change             $  2,585        $  1,513
Cumulative effect of accounting
 change                                        700             --
Net income                                $  3,285        $  1,513


Average Number of Shares of
  Common Stock Outstanding                  27,468          25,785


Average Number of Common Stock
  Equivalents:
   Effect of stock options
     outstanding after
     application of the
     treasury stock method                   3,692           3,001
                                            31,160          28,786


Fully Diluted Earnings
 Per Common Share:
  Before cumulative effect
    of accounting change                  $    .09        $    .05
  Cumulative effect of
   accounting change                           .02             --
  Earnings per share                      $    .11        $    .05